TERM SHEET
$210,000,000
(APPROXIMATE, SUBJECT TO VARIANCE (4))

First Horizon Alternative Mortgage Securities
Trust Certificates, SERIES 2007-AA3

					Principal	Expected
				WAL To	Payment to	Initial	Legal	Expected
	Approximate	Initial	Security	Maturity	Maturity	Loss	Final	Ratings (2)
Class	Size ($)	Coupon(5)	Description	(yrs) (1)	Window (1)	Coverage	Maturity	S&P/Fitch
A1	$114,135,000	6.750%	Super Senior	2.48	10/07-07/12	45.65%	10/25/2037	AAA/AAA
A2	$65,546,250	6.750%	Super Mezzanine	2.48	10/07-07/12	15.00%	10/25/2037	AAA/AAA
A3	$14,568,750	6.750%	Senior Mezzanine	2.48	10/07-07/12	7.50%	10/25/2037	AAA/AAA
SUBS[3]	$15,750,000

(1)	At pricing speed of 25 CPB per annum. Assumes bonds pay on the 25th of every month beginning in October 2007.

(2)	S&P and Fitch will rate the senior certificates. One of the aforementioned will rate the subordinate certificates (other than the first loss tranche).

(3)	Non-offered classes.

(4)	Aggregate collateral balance subject to change, which may affect final tranche sizing.

(5)	The certificates will bear interest at a variable rate equal to the weighted average Net Mortgage Rates of the mortgage loans.

Deal Overview:

  The collateral is comprised of 30 year, first lien, fully amortizing mortgage loans with a fixed interest rate for approximately 60 months, then subject to semi-annual adjustment based on an index of 6 month LIBOR plus a margin.

  The trust will issue subordinate certificates.

  The Master Servicer maintains a 10% Optional Termination on the collateral.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-456-5460, ext. 4712.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities..

Terms of the Offering:

Cut off Date:	September 1, 2007

Closing Date:	September 27, 2007

Settlement Date:	September 27, 2007

Distribution Dates:	25th or next business day of each month, commencing in October 2007

Collection Period:	For regular payments, the calendar month preceding the current
Distribution Date. For prepayments, the 16th of the prior month to the
15th of the current month.

Depositor:	First Horizon Asset Securities Inc.

Underwriter:	FTN Financial.

Master Servicer:	First Horizon Home Loans

Servicing Fee:	Generally 0.640% per annum during the initial fixed-rate period, and
0.375% per annum thereafter.

Trustee:	The Bank of New York

Rating Agencies:	It is expected that S&P and Fitch will rate all of the senior certificates.

Day Count:	30/360

Delay Days:	24 days.

Interest Accrual Period:	The calendar month preceding the Distribution Date.

Accrued Interest:	26 days of accrued interest.

Registration:	Book-entry form through DTC

Tax Status:	REMIC for Federal income tax purposes.

Pricing Prepayment
Assumption:	25 CPB per annum.

SMMEA Eligibility:	The senior certificates will be SMMEA eligible.

ERISA Eligibility:	The senior certificates will be ERISA eligible.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-456-5460, ext. 4712.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities..

Terms of the Offering – Credit Enhancement:

Credit Enhancement:	Senior-subordinate, shifting interest structure. The initial credit enhancement for the senior certificates will consist of the subordination of the subordinate certificates (initially [7.50]%).

Priority of Payment		Order of Loss Allocation

Class A Credit Support of [7.50]%
SUBS Credit Support of [ ]%

Shifting Interest Structure with 7 year lockout, subject to 2x test

Distribution Dates (months)	Prepayment Shift
Percentage
1 – 84	100%
85 – 96	70%
97– 108	60%
109– 120	40%
121– 132	20%
144+	0%

Senior Percentage:	On any Distribution Date, the percentage equivalent of a
fraction, the numerator of which is the sum of the principal amounts of senior certificates and the denominator of which
is the Pool Principal Balance for the immediately preceding
Distribution Date.

Subordinate Percentage:	On any Distribution Date, 100% minus the related Senior
Percentage.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-456-5460, ext. 4712.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities..

Collateral Stipulations (Subject to Change):

		Estimated	Stips
Total 5/6 ARMS		210,000,000	+/- 5%

"AAA" Amount @	7.50%	194,250,000	+/- 5%
Gross WAC		7.390%	+/-.10
Wtd Avg Servicing Fee		0.640
AAA Coupon		6.750	+/-.10
WAC Range		400.0	500 max
Gross Margin		225.0	+/- 5
Net Margin		187.5	+/- 5
Months to Roll		58.0	+/- 2
Adjust after Lockout		Semi
Index		6mth Libor
Initial Cap		6
Subsequent Cap (Semi)		2
Life Cap		6

WAM		358	+/- 2
Longest Maturity		360
Shortest Maturity		338

WA LTV		74.5%	+/- 10%
Highest LTV		100.0%
Lowest LTV		16.3%
WA CLTV		78.8%	80% Max

WA Fico		721	+/-20
Highest Fico		814
Lowest Fico		621

	Estimated	Stips
Average Loan Balance	392,876	+-$50000

Highest Balance	2,730,000
Lowest Balance	33,978
% Conforming	40.0%

Full Doc	20.6%	+/- 10%
Stated Income	53.1%
No Ratio	17.1%
NINAE	6.1%
SISA	3.1%

Single Family/PUD	83.6%	+/- 10%
2-4 Unit	6.9%
Condo (Low Rise)	6.5%
Condo (High Rise)	3.0%

Owner Occupied	63.1%	+/- 10%
Investor	22.5%
Second Home	14.4%

Top 5 States
California	23.6%	30% max
Arizona	11. %
Virginia	8.0%
Florida	5.7%
Nevada	4.7%

Loan Type
Fully Amortizing	32.0%	+/- 10%
Interest Only	62.2%
40/30 Balloon	3.7%
Prepay Penalty	2.0%

3/6 Arms (% of Total Pool)	2.45%

Est. Subordination	7.50% +- 100 bps
Servicing Fee will be 37.5 after reset date

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-456-5460, ext. 4712.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities..